EXHIBIT 10.6

CNA SUPPLEMENTAL EXECUTIVE SAVINGS
AND CAPITAL ACCUMULATION PLAN
Restated as of January 1, 2014

CNA SUPPLEMENTAL EXECUTIVE SAVINGS
AND CAPITAL ACCUMULATION PLAN

TABLE OF CONTENTS

ARTICLE I GENERAL PROVISIONS...........................................................................	1
1.1 Purpose.......................................................................................................	1
1.2 Effective Date.............................................................................................	1
1.3 Company and Employers............................................................................	1
1.4 Plan Year.....................................................................................................	1
1.5 Definitions and Rules of Construction.......................................................	1

ARTICLE II ELIGIBILITY AND BENEFITS...............................................................	5
2.1 Eligibility....................................................................................................	5
2.2 Elective Deferrals.......................................................................................	6
2.3 Employer Contributions.............................................................................	8
2.4 Earnings......................................................................................................	9
2.5 Vesting........................................................................................................	10
2.6 Time and Form of Payment........................................................................	10
2.7 Death Benefits............................................................................................	12
2.8 Excess Benefit Plan Participants................................................................	13
2.9 Former Participants in Surety Plans...........................................................	13

ARTICLE III PAYMENT OF BENEFITS.......................................................................	16
3.1 Source of Payment......................................................................................	16
3.2 Establishment of Trust................................................................................	16
3.3 Withdrawals for Financial Emergency.......................................................	16
3.4 Withholding and Payroll Taxes...................................................................	17
3.5 Payment on Behalf of Disabled or Incompetent Persons...........................	17
3.6 Missing Participants or Beneficiaries.........................................................	18
3.7 Other Permitted Distributions.....................................................................	18
3.8 Recovery of Erroneous Distributions.........................................................	18

ARTICLE IV ADMINISTRATION.................................................................................	19
4.1 Administrator..............................................................................................	19
4.2 Administrator’s Powers...............................................................................	19
4.3 Binding Effect of Rulings............................................................................	20
4.4 Claims Procedure........................................................................................	20
4.5 Indemnity....................................................................................................	22

ARTICLE V AMENDMENT AND TERMINATION OF PLAN...................................	23
5.1 Amendment................................................................................................	23
5.2 Termination.................................................................................................	23

ARTICLE VI MISCELLANEOUS..................................................................................	24
6.1 Status of Plan..............................................................................................	24
6.2 Nonassignability.........................................................................................	24
6.3 No Contract of Employment.......................................................................	24
6.4 Participant Litigation..................................................................................	24
6.5 Participant and Beneficiary Duties.............................................................	24
6.6 Governing Law...........................................................................................	25
6.7 Validity........................................................................................................	25
6.8 Notices........................................................................................................	25
6.9 Successors...................................................................................................	25

Appendix A FULL VESTING OF PARTICIPANTS AFFECTED BY CERTAIN EVENTS.............................................................................................................................	27

Appendix B EXCESS BENEFIT PLAN...........................................................................	28

ii

CNA SUPPLEMENTAL EXECUTIVE SAVINGS
AND CAPITAL ACCUMULATION PLAN

ARTICLE I
GENERAL PROVISIONS

1.1Purpose. The purpose of this CNA Supplemental Executive Savings and Capital Accumulation Plan (the “Plan”) is to enable selected Employees and former senior Employees of CNA Financial Corporation (the “Company”) or its subsidiaries (the “Employers”) to elect to defer additional compensation, and receive additional matching and other employer contributions, to compensate them for the limitations imposed upon their benefits under the CNA Savings and Capital Accumulation Plan in order to comply with the requirements of the Internal Revenue Code (the “Code”), and also to permit the Employers to provide additional amounts of deferred compensation for other key Employees and former Employees. The Plan was originally adopted jointly by the Company and Continental Casualty Company, one of the Employers, effective as of January 1, 1987, under the name of the CNA Employees’ Supplemental Savings Plan, and has been amended from time to time. The Plan was most recently restated as of January 1, 2009, pursuant to which restatement the Company was granted the authority to adopt further amendments to the Plan. The Plan is hereby further amended to incorporate certain amendments made since the last restatement, and to make other changes.
1.2    Effective Date. The Plan was originally effective as of January 1, 1987, and was most recently restated as of January 1, 2009, in order to comply with the final regulations under §409A of the Code. This amendment and restatement of the Plan shall be effective as of January 1, 2014. Except as otherwise explicitly provided below, the rights of a Participant whose employment terminated, or who otherwise became entitled to receive benefits, under the Plan prior to January 1, 2014, shall be determined under the terms of the Plan as in effect at such time.
1.3    Company and Employers. The Plan is adopted for the benefit of selected Employees and former Employees of the Company and the Employers. As of the effective date of this restatement, Continental Casualty Company is the only Employer participating in the Plan. The Administrator may permit any other company that is an affiliate or subsidiary of the Company to participate in the Plan in such manner as the Administrator may determine. Each Employer is liable for the payment of benefits to a Participant that is or was an Employee of such Employer. The Company is the sponsor of the Plan for purposes of ERISA and the issuer of all interests in the Plan for securities laws purposes.
1.4    Plan Year. The Plan Year of the Plan shall coincide with the calendar year, except as the Administrator shall otherwise determine.
1.5    Definitions and Rules of Construction. As used in this Plan, certain capitalized terms shall have the meanings set forth below. Capitalized terms not defined herein shall have the meaning set forth in the S-CAP, if applicable. Nouns and pronouns which are of one gender shall be construed to include all genders, and the singular shall include the plural and vice-versa, except as the context otherwise clearly requires. Article and Section headings are for ease of reference only and shall have no substantive meaning.
(a)    “Account” means the separate bookkeeping account maintained on the books of a Participant’s Employer to reflect the amount owed to him pursuant to this Plan. Each Account shall be divided into the following subaccounts:
(i)    The Deferred Account shall include the amounts deferred by the Participant pursuant to Section 2.2 and the income attributable thereto.
(ii)    The Matching Account shall include any amounts credited to the Participant pursuant to Section 2.3(a) or (b) and the income attributable thereto.
(iii)    The Employer Account shall include any amounts credited to the Participant pursuant to Section 2.3(c) and the income attributable thereto.
Each Account of each Participant who participated in the Plan prior to January 1, 2005, shall be divided into a Pre-2005 and a Post-2004 portion, as follows:
(iv)    The Pre-2005 portion of the Deferred Account shall consist of all amounts allocated to the Deferred Account on or before December 31, 2004, and any earnings thereon.
(v)    The Pre-2005 portion of the Matching Account and the Employer Account shall consist of the vested portions of such Accounts as of December 31, 2004, and any earnings thereon.
(vi)    The Post-2004 portion of each Account shall consist of any amount not included in the Pre-2005 Portion.
The Administrator may establish additional subaccounts within a Participant’s Account, or may combine two or more subaccounts. The term “Account”, when not otherwise specified, shall refer collectively to all of the subaccounts comprising a Participant’s Account, and the terms “Pre-2005 Account” and “Post-2004 Account” shall mean, respectively, the Pre-2005 and Post-2004 Portions of a Participant’s Accounts.
If a Participant participates in the Plan both as an Employee and subsequently as a former Employee, he or she shall have two separate Accounts, and any election made by him with respect to one Account shall have no effect on the other Account.
(b)    “Administrator” means the Company or such other person as the Company shall designate pursuant to Section 4.1.
(c)    “Beneficiary” means the person or persons designated to receive the Participant’s Account in the event of his or her death pursuant to Section 2.7.
(d)    “Board” means the Board of Directors of the Company.

(e)    “Choice 2 Participant” means a Participant who is treated as a “Choice 2 Participant” under the S-CAP.
(f)    “Code” means the Internal Revenue Code of 1986, and any treasury regulations, rulings or other authoritative administrative pronouncements interpreting the Code. If any provision of the Code specifically referred to herein is amended or replaced, the reference shall be deemed to be to the provision as so amended, or to the new provision, if such reference is consistent with the purposes of the Plan.
(g)    “Company” means CNA Financial Corporation, and any successor thereto that assumes the obligations of the Company under this Plan.
(h)    “Compensation” means Compensation as defined in Section 2.1(j) of the S-CAP for purposes of determining a Participant’s Before-Tax, After-Tax and Matching Contributions, but without regard to any limits on includable compensation imposed by the Tax Limits.
(i)    “Controlled Group” means the Company and all other entities that are part of a controlled group of corporations, or group of trades or businesses under common control, that includes the Company as defined in §414(b) or (c) of the Code; including, for avoidance of doubt, Loews Corporation and its respective 80% owned subsidiaries.
(j)    “Deferral Agreement” means an agreement between an Active Participant and his or her Employer specifying that a portion of his or her Compensation shall be withheld and credited to his or her Account in the Plan pursuant to Section 2.2, or providing that additional amounts will be credited to his or her Account pursuant to Section 2.3, or both, and any amendment thereto. To the extent determined by the Administrator, a Deferral Agreement may take the form of an election made by the Participant either in writing or through electronic communications, and a Participant’s election to participate in the S-CAP may be treated as a Deferral Agreement under this Plan in the absence of a contrary election. The term “Deferral Agreement” may also refer to any provision of an employment, consulting, severance, or other agreement for the performance of services that makes specific reference to this Plan and provides for deferred compensation.
(k)    “Employee” means any person employed by any Employer and classified as an Employee by such Employer. Except as otherwise provided in Section 2.1(c), the term “Employee” shall not include a person who is retained to provide services for an Employer as an independent contractor, or who provides services for an Employer pursuant to an agreement or understanding, written or unwritten, with a third party that such person shall be treated as an employee of the third party, but who is subsequently determined to be an employee at common law, for purposes of any federal or state tax or employment law, or for any other purpose.
(l)    “Employer” means any subsidiary of the Company that adopts the Plan and is the employer or former employer of a Participant.

(m)    “ERISA” means the Employee Retirement Income Security Act of 1974, and any Labor Department regulations, rulings or other authoritative administrative pronouncements interpreting ERISA. If any provision of ERISA specifically referred to herein is amended or replaced, the reference shall be deemed to be to the provision as so amended, or to the new provision, if such reference is consistent with the purposes of the Plan.
(n)    Excess Benefit Plan” means the separable portion of the Plan contained in Appendix B.
(o)    “Participant” means an Employee or former key Employee designated to participate in the Plan pursuant to Section 2.1, while he or she has the right to any benefits under the Plan. Participants are divided in Active Participants and Inactive Participants, as described in Section 2.1, and the term “Participant”, when not modified, shall refer to both Active and Inactive Participants, unless clearly inconsistent with the context.
(p)    “Plan” means this CNA Supplemental Executive Savings and Capital Accumulation Plan, as amended from time to time.
(q)    “Retirement Plan Compensation” means Retirement Plan Compensation as defined in the S-CAP for purposes of determining a Choice 2 Participant’s Basic and Performance Contributions, but without regard to any limits on includible compensation imposed by the Tax Limits.
(r)    “S-CAP” means the CNA Savings and Capital Accumulation Plan, as amended from time to time, and, if appropriate, any new plan adopted by the Company to replace the S-CAP. In the case of a Participant who participates in a plan maintained by his or her Employer other than the CNA Savings and Capital Accumulation Plan, which plan is qualified under §401(a) of the Code and includes a cash or deferred feature qualified under §401(k) of the Code, the term “S-CAP” with respect to such Participant shall mean such other plan.
(s)    “Tax Limits” means the limitations imposed on a Participant’s benefits under the Plan to satisfy the requirements of §401(a)(17), §402(g), or §415 of the Code.

ARTICLE II
ELIGIBIILTY AND BENEFITS

2.1    Eligibility
(a)    Only selected management and highly compensated Employees and former Employees who are designated as provided herein shall be eligible to participate in the Plan. The Employees and former Employees who are so designated to participate in the Plan shall be referred to herein as “Active Participants” for so long as they have the right to have additional amounts credited to their Accounts pursuant to Section 2.2 or 2.3. A person who is no longer an Active Participant, but who still has an undistributed Account in the Plan, shall be referred to as an “Inactive Participant.”
(b)    Unless otherwise determined by the Administrator, only the following Employees who are eligible to participate in the S-CAP are eligible to participate in the Plan:
(i)    An Employee whose Compensation for the Plan Year exceeds (or, as determined by the Administrator, is expected to exceed) the limitation of Code §401(a)(17);
(ii)    An Employee hired during the Plan Year with a base salary that exceeds the limitation of Code §401(a)(17) (without regard to whether the Employee’s total Compensation for the Plan Year is expected to exceed such limitation shall be eligible to participate on his or her date of hire); provided that such Employee has not participated (other than through accrual of earnings on amounts previously deferred) in any account balance nonqualified deferred compensation arrangement sponsored by the Company or any member of the Controlled Group during the 24 month period prior to the date he or she is hired, unless the employee received a distribution of his or her entire balance in such plan during such 24 month period, and immediately prior to such distribution was not eligible to continue to participate in such plan. An Employee whose Compensation unexpectedly exceeds the limitation of §401(a)(17) during a Plan Year, and who otherwise satisfies the requirements of the preceding sentence (including any Basic or Performance Contributions under this Plan during such 24 month period) may, if permitted by the Administrator, be treated as have been hired on the date that his or her Compensation exceeds such limit; and
(iii)    An Employee who will be a Choice 2 Participant shall be eligible to participate, solely for purposes of being credited with Basic and Performance Contributions, in the first Plan Year in which his or her Retirement Plan Compensation exceeds the limitation of Code §401(a)(17).

Notwithstanding the foregoing, the Administrator may, in its sole discretion, determine at any time that any Employee or group of Employees described in this paragraph (b) shall no longer be eligible to participate.
(c)    Any Employer, with the consent of the Administrator, may enter into a Deferral Agreement with a person not described in paragraphs (a) or (b), who may be either an Employee, a former Employee, or a consultant or independent contractor, and such person shall thereby become an Active Participant. To the extent necessary or appropriate, any reference in this Plan to “employment” shall be modified and interpreted in the case of a former Employee or independent consultant in a manner consistent with the intent of the Plan.
(d)    Any Employee who becomes a Participant, but who becomes ineligible to enter into a Deferral Agreement for any subsequent Plan Year by reason of a decrease in Compensation, shall remain a Participant, and shall be credited with Employer Contributions pursuant to Section 2.3, for so long as he remains an Employee, unless otherwise determined by the Administrator.
2.2    Elective Deferrals.
(a)    Each Active Participant may, for any Plan Year in which he or she is also a participant in the S-CAP, elect in his or her Deferral Agreement to accept a reduction in his or her Compensation from his or her Employer equal to a whole percentage (not to exceed the maximum percentage described below) of his or her Compensation. At present, the terms of the S-CAP do not permit a Participant who is participating in the SES-CAP during a Plan Year to change his or her Before-Tax Deferral election during the Plan Year; however, if the S-CAP is amended or terminated, or if for any other reason a Participant is permitted to change his or her S-CAP Before-Tax Deferral election during a Plan Year, the percentage withheld and credited to the Participant’s Deferral Account shall be calculated as if the S-CAP Before-Tax Deferral election had not changed. Eligible Participants may make either an excess deferral election that does not go into effect until contributions to the S-CAP have been discontinued because of a Tax Limit, or a simultaneous deferral election that applies at the same time that contributions are being made to the S-CAP, or both. Only Participants who have elected to contribute the maximum amount of Before-Tax Contributions and Roth Contributions to the S-CAP that are permitted for the Plan Year (9% for 2014) may make simultaneous deferral elections:
(i)    The maximum percentage for a simultaneous contribution election shall be equal to the difference between highest percentage of Compensation that non-Highly Compensated Employees are permitted to defer for the Plan Year (50% in 2014) and the highest percentage that Highly-Compensated Employees are permitted to defer (9% in 2014), so that the maximum simultaneous contribution elect for 2014 is 41%. If a Participant makes a simultaneous contribution election, the elected percentage will be withheld from the Participant’s Compensation beginning with the first paycheck in the Plan Year (or the first paycheck after the Participant makes a deferral election in the case of a Participant hired during the Plan Year) until the Participant’s Before Tax Contributions and Roth Contributions to the S-CAP must be discontinued

by reason of one of the Tax Limits, and thereafter the percentage withheld from the Participant’s compensation for the remainder of the Plan Year will be equal to the percentage, if any, elected for excess contributions under subsection (a)(ii).
(ii)    The maximum percentage for an excess contribution election shall be equal to the highest percentage of Compensation that a non-Highly Compensated Employee is permitted to defer as Before-Tax Contributions under the S-CAP (50% in 2014). If a Participant makes an excess contribution election, the elected percentage will be withheld from the Participant’s Compensation beginning with the first paycheck in the Plan Year in which the Participant’s Before Tax Contributions to the S-CAP must be discontinued by reason of one of the Tax Limits, and for the remainder of the Plan Year.
(iii)    The increase in the maximum permitted Before-Tax Contributions under the S-CAP from 9% to 12% on July 1, 2014, will not affect contributions made prior to that date. For 2015, an eligible Participant must elect to contribute at least 12% in Before Tax Contributions and Roth Contributions to the S-CAP to be eligible to make a simultaneous deferral election under this Plan, and the maximum simultaneous deferral election will be 38%. The same limits will apply to a Participant permitted to make a deferral election after July 1, 2014, and any subsequent change in the maximum deferral elections permitted under the S-CAP will take effect under this Plan for future elections only. The highest percentage of Compensation that a Participant can elect to contribute to the S-CAP shall be determined without regard to Catch-Up Contributions, and any election, or change in election, that a Participant makes during a Plan Year with respect to Catch-Up Contributions under the S-CAP shall have no effect on the amount deferred by the Participant pursuant to this Plan.
(b)    All deferral elections shall be made in accordance with procedures established by the Administrator during the periods described below, and shall be irrevocable after the end of the period during which the election may be made. Except as otherwise provided in procedures established by the Administrator, a deferral election for one Plan Year shall apply to all future Plan Years unless changed by the Participant during the applicable election period:
(i)    Except as otherwise provided below, all deferral elections shall be made not later than the last day of the Plan Year immediately preceding the Plan Year to which the deferral election shall apply.
(ii)    An Employee who first becomes eligible to participate during a Plan Year pursuant to Section 2.1(b)(ii) may make a deferral election not later than 30 days after he or she becomes eligible, which deferral election shall apply only to Compensation earned after the date of the election.

(c)    Any Employer, with the consent of the Administrator, may enter into a Deferral Agreement with an Active Participant (including but not limited to a person described in Section 2.1(b)) which provides for Compensation to be withheld and credited to the Active Participant’s Deferral Account on a basis different from that described in paragraph (a). Such a Deferral Agreement may provide for the deferral of forms or amounts of compensation different from those defined as Compensation in Section 1.5(h), including payments to a former Employee or independent contractor, in which event such compensation shall be considered Compensation for all purposes of this Plan. Notwithstanding the foregoing, effective January 1, 2005, if any Deferral Agreement permits a Participant to defer any form of incentive compensation, as defined in Code §409A, that is measured over a period of twelve months or more, the deferral election must be made not less than six months before the end of the measurement period.
(d)    Amounts deferred pursuant to paragraph (a) shall be credited to the Active Participant’s Deferral Account as of the date on which the deferred Compensation would otherwise have been paid. No election, and no provision of any Deferral Agreement, shall permit a Participant to defer Compensation already earned when the election is made. Effective January 1, 2005, all deferral elections, including those under a Deferral Agreement, must be made not later than December 31 of the immediately preceding year (except as otherwise provided in paragraph (b)(ii), or in paragraph (c) with respect to deferrals of incentive compensation), and may thereafter be revoked or modified only as permitted in regulations issued pursuant to Code §409A.
2.3    Employer Contributions.
(a)    For each payroll period, the Employer of an Active Participant shall credit to the Active Participant’s Matching Account an amount equal to the amount deferred by the Active Participant for such payroll period under Section 2.2 multiplied by the Fixed Matching Contribution percentage applicable to such Active Participant under the S-CAP. The Company shall also credit to the Matching Account of an Active Participant any Fixed Matching Contribution that relates to a Before-Tax made under the S-CAP, but which Fixed Matching Contribution cannot be allocated to such Active Participant’s S-CAP account without exceeding the Tax Limits. The total amount of Fixed Matching Contributions credited to an Active Participant’s Matching Account under this Section 2.3 for each Plan Year shall not exceed the excess of 6% the Active Participant’s total Compensation for the Plan Year reduced by all Fixed Matching Contributions allocated to his or her account in the S-CAP for the same Plan Year.
(b)    In addition to the amounts set forth above, at the end of each Plan Year the Employer of an Active Participant who is a Choice 2 Participant shall credit to the Active Participant’s Matching Account an amount equal to the amount deferred by the Active Participant for the Plan Year pursuant to Section 2.2, multiplied by the Variable Matching Contribution percentage applicable to such Active Participant under the S-CAP. The Company shall also credit to the Matching Account of an Active Participant any Variable Matching Contribution that relates to a Before-Tax Contribution made under the S-CAP, but which Matching Contribution cannot be allocated to such Active Participant’s S-CAP account without exceeding the Tax Limits.

(c)    In addition to the amounts set forth above, at the end of each Plan Year or pay period, as applicable, the Employer of an Active Participant who is a Choice 2 Participant shall credit to the Active Participant’s Employer Contribution Account an amount equal to the portion of the Active Participant’s Retirement Plan Compensation that exceeds the Tax Limits multiplied by the applicable Basic and Performance Contribution percentages applicable to such Active Participant under the S-CAP. The Company shall also credit to the Employer Contribution Account of an Active Participant any Basic or Performance Contribution that cannot be allocated to such Active Participant’s S-CAP account without exceeding the Tax Limits.
(d)    Anything else contained herein to the contrary notwithstanding, the amount credited to an Active Participant’s Matching Account or Employer Contribution Account pursuant to paragraph (a), (b) or (c) for any Plan Year shall not exceed the amount of additional Fixed Matching, Variable Matching, Basic or Performance Contributions, as the case may be, that would have been allocated to the Active Participant’s S-CAP account for the same Plan Year if the Tax Limits did not apply.
(e)    Any Employer, with the consent of the Administrator, may enter into an employment agreement, or adopt employment policies, with or applicable to an Active Participant (including but not limited to a person described in Section 2.1(b)) which provides for amounts to be credited to the Active Participant’s Matching or Employer Account on a basis different from that described in paragraph (a), (b) or (c). Such an agreement or policy shall specify the basis upon which the amount to be so credited shall be determined, and may also specify a vesting schedule different than that specified in Section 2.5.
2.4    Earnings.
(a)    Except as otherwise provided in paragraph (b), earnings shall be credited to each Participant’s Account at the projected rate of return on the Fixed Income Fund established under the S-CAP. In the event that the Fixed Income Fund is no longer offered as an investment alternative under the S-CAP, the Administrator shall designate a reasonably equivalent investment option under the S-CAP to be used to measure the rate at which earnings shall be credited.
(b)    At any time after the effective date of this restatement, the Administrator may designate selected mutual funds or other investment media (“funds”), and each Participant shall have the right to have earnings (including realized and unrealized gains and losses) on his or her Account computed as if it had been invested in such funds in such proportions as the Participant shall elect. The funds may be the same as the Investment Funds designated under the S-CAP, or may exclude some or all of such Investment Funds or include other funds as the Administrator may determine. The portion of each Participant’s Account that is deemed to be invested in each fund shall be a whole percentage, and elections may be changed at such intervals and in such manner as the Administrator may determine. The Administrator shall have the authority to select and discontinue funds at any time, to establish a rate at which interest shall be credited on Accounts with respect to which no fund election is in effect, and otherwise to establish rules and procedures with respect to the calculation and crediting of earnings, including changing the intervals at which fund elections may be made or at which earnings are posted, and establishing a minimum or maximum percentage that may be deemed invested in any fund.
(c)    Anything else contained herein to the contrary, in no event shall any Participant be allowed to elect a rate of return on his or her Account retroactively, and in all cases earnings shall be computed in such a manner that they shall not be considered additional deferred compensation for purposes of FICA withholding under §3121(v) of the Code.
2.5    Vesting. The balance in a Participant’s Deferral Account shall be fully vested and nonforfeitable at all times. The balance in a Participant’s Matching Account or Employer Account (or any subaccount thereof) shall be vested at the same times and to the same extent as the Participant’s analogous account in the S-CAP (except as otherwise provided in a Deferral Agreement with respect to amounts credited pursuant to Section 2.3(b)); provided, however, that an event that results in the S-CAP accounts of a group of Participants being vested without regard to their years of service, including but not limited to the sale of a business unit or a determination that a partial termination of the S-CAP has occurred, shall apply to this Plan if and only if such event is listed in Appendix A to this Plan. To the extent a Participant’s Account is not vested at the time of his or her termination of employment for any reason, the non-vested portion shall be forfeited, and neither the Company nor any Employer shall have any further obligation to him whatsoever with respect to the forfeited portion.
2.6    Time and Form of Payment.
(a)    Except as otherwise provided in paragraph (c), the vested balance in a Participant’s Account shall be paid to the Participant in one of the following manners, as elected by the Participant in accordance with paragraph (b):
(i)    In a single lump sum, paid as soon as practical, but in no event more than 90 days following the Participant’s termination of employment;
(ii)    In a single lump sum, paid during January of the year following the year that includes the Participant’s termination of employment; or
(iii)    In a series of not more than 10 annual installments, payable during January of each year commencing with the year following the year that includes the Participant’s termination of employment. Each such installment shall be equal to the remaining balance in Participant’s Account immediately prior to the payment of such installment divided by the number of installments remaining to be paid.
(b)    The time and method of payment shall be elected by the Participant in accordance with the procedures established by the Administrator at the earlier of the following times:
(i)    When the Participant enters into his or her first Deferral Agreement or,

(ii)    In the case of a Choice 2 Participant, not later than 30 days after the date of the paycheck that causes his or her Retirement Plan Compensation to exceed the §401(a)(17) limit in the first year in which his or her Retirement Plan Compensation exceeds such limit; provided, however, that if such Participant has deferred compensation or accrued a benefit under any nonqualified deferred compensation plan in any prior year (within the meaning of the last sentence of Treasury Regulation §1.409A-2(a)(7)(iii)), the payment election shall not apply to any deferred compensation for services provided prior to the date of the election (including the Participant’s annual bonus for the prior year), and such deferred compensation and the earnings thereon shall instead be paid as if no election had been made.
If the Participant does not specify a time and method of payment, the vested balance in his or her Account shall be distributed in a single lump sum as soon as administratively feasible, but not more than 90 days, following his or her termination of employment. The initial election or deemed election as to the time and form of distribution cannot be changed.
(c)    Anything else in this Plan, or a Deferral Agreement, to the contrary notwithstanding:
(i)    Except as otherwise provided below, no part of a Participant’s Post-2004 Account shall be payable until the Participant has incurred a separation from service as defined in Code §409A.
(ii)    No part of a Participant’s Post-2004 Account shall be payable to a Participant who is a specified employee, as defined in Code §409A, until the first business day that is at least six months after he or she has incurred a separation from service. The identification of Participants as specified employees shall be made as of December 31 of each year by Loews Corporation based upon the employees of the controlled group of which Loews Corporation is the common parent, and a Participant identified as a specified employee as of any December 31 shall be subject to the provisions of this paragraph (c)(ii) if the Participant incurs a separation from service during the twelve month period commencing on the following April 1.
(iii)    In no event shall the distribution of any Post-2004 Account be accelerated to a time earlier than which it would otherwise have been paid, whether by amendment of the Plan, exercise of the Employee Benefits Committee’s discretion, or otherwise, except as permitted by regulations issued pursuant to Code §409A.
(iv)    In the event that the Administrator, in its sole discretion, determines that any time or form of distribution provided for in the Plan, or the existence of a right to elect a different time or form of distribution, would cause the Plan to fail to meet the requirements of Code §409A, or otherwise cause Participants to be subject to any adverse federal income tax consequences, the Administrator shall adopt procedures modifying or removing the form of distribution or election right, which shall be deemed an amendment to the Plan.
(v)    Any Deferral Agreement that provides for a different form or time of payment shall specify the time and manner of payment, without Employer or Participant discretion, at the time the Deferral Agreement is entered into, and shall otherwise comply with the requirements of this paragraph (b); provided that, in addition to a severance from service, a Deferral Agreement may provide for benefits to be paid at a specified time or pursuant to a fixed schedule set forth in the Deferral Agreement, or upon the occurrence of a change in ownership or control of the Participant’s Employer, or in a substantial portion of its assets, as defined in Code §409A, and provided further that a Deferral Agreement may permit a Participant to elect to further defer the distribution of his or her Account if the election does not take effect for at least twelve months and the distribution of the Post-2004 Account is deferred by at least five years.
2.7    Death Benefits.
(a)    If a Participant dies while still employed, his or her Account shall be fully vested and shall be paid to his or her Beneficiary in a single lump sum. If a Participant dies after his or her employment has been terminated but before his or her Account has been paid in full, the remaining balance in his or her Account shall be paid to his or her Beneficiary in a single lump sum, regardless of whether the Participant has elected payment in installments (and regardless of whether the Participant was a specified employee at the time of his separation from service as provided in Section 2.6(c)(ii)). All payments to Beneficiaries shall be within 90 days following the Participant’s death.
(b)    A Participant’s Beneficiary shall be the person or persons designated by the Participant in his or her Deferral Agreement. A Participant may change his or her Beneficiary from time to time without the consent of the Beneficiary. Subject to rules, procedures, and limitations established by the Administrator, a Beneficiary may be an entity (including a trust or nonprofit organization), and the Participant may designate multiple or contingent Beneficiaries and specify the manner in which his or her Account will be divided among them. All designations of Beneficiaries, and revocations or changes in designations, shall be made in accordance with rules, procedures and limitations prescribed by the Administrator. No designation of a Beneficiary, and no revocation or change in a designation, shall be effective until actually received by the Administrator in writing, and the Administrator’s determination of a Participant’s Beneficiary, if made in good faith, shall be final and conclusive on all parties.
(c)    The determination of the Participant’s Beneficiary shall be made at the time of his or her death. If there is no designated Beneficiary living at the time of the Participant’s death, his or her Beneficiary shall be the person designated as his or her beneficiary under the S-CAP, or any similar retirement plan which permits the Participant to designate a beneficiary, as determined by the Administrator in its sole discretion (regardless of whether such designation is invalid solely by reason of §401(a)(11) of the Code or Section 205 of ERISA by reason of the failure of the Participant’s spouse to consent) or, if no beneficiary is designated under the S-CAP or any such other plan, his or her estate. If the Participant has designated more than one Beneficiary and not specified the manner in which his or her Account shall be divided, it shall be divided among all living Beneficiaries at the time of his or her death, per stirpes.
2.8    Excess Benefit Plan Participants. If an Employee who has been a Participant in the Excess Benefit Plan becomes eligible pursuant to Section 2.1, such Employee shall become a Participant, and his Account under the Excess Benefit Plan shall be transferred to and become a part of his Account under the Plan. Such Participant shall not be eligible to make a new payment election under Section 2.6(b), but any election made by the Participant under the Excess Benefit Plan shall be treated as having been made under Section 2.6(b) and shall apply to his entire Account.
2.9    Former Participants in Surety Plans.
(a)    Effective as of December 25, 2011, the employees of Western Surety Company, a subsidiary of CNA Surety Corporation, became employees of Continental Casualty Company. CNA Surety Corporation sponsored two nonqualified deferred compensation plans for the benefit of employees of Western Surety Company: the CNA Surety Corporation Deferred Corporation Plan (the “2000 Surety Plan”), which provided for the deferral of compensation earned prior to 2005, and the CNA Surety Corporation 2005 Deferred Corporation Plan (the “2005 Surety Plan”, and, collectively with the 2000 Surety Plan, the “Surety Plans”), which provides for the deferral of compensation earned beginning in 2005. Effective January 3, 2012, each of the Surety Plans was merged with and into the Plan in accordance with the provisions of this Section 2.9.
(b)    Effective January 3, 2012, each person who has an account in either of the Surety Plan (a “Surety Participant”) became a Participant. Each Surety Participant’s account in the applicable Surety Plan, valued as of such date, became an Account in the Plan, and the Plan hereby assumes the obligation to pay such Account, subject to the terms of the Plan. If a Surety Participant had an account in the 2005 Surety Plan, such account became his Account in this Plan, any future contributions shall be credited to such Account, and the entire balance in such Account shall be considered a Post-2004 Account for all purposes of the Plan. If a Surety Participant has an account in the 2000 Surety Plan, whether or not he also has an account in the 2005 Surety Plan, such account shall be treated as a separate Account or subaccount which is a Pre-2005 Account for all purposes of the Plan, and no further contributions shall be allocated to such Account.
(c)    Contributions to the Plan on behalf of Surety Participants were determined as follows:
(i)    Elective Contributions, Matching Contributions, and Basic Contributions for the final Western Surety Company payroll period ending prior to December 25, 2011, were calculated in accordance with the terms of the 2005 Surety Plan, credited initially to the Surety Participant’s account in the 2005 Surety Plan, and were transferred to the Plan on January 3, 2012, as described in Section 2.9(b) above.

(ii)    Performance Contributions for 2011 were calculated in accordance with the terms of the 2005 Surety Plan (based upon the 2011 performance of CNA Surety Corporation), and credited to each eligible Surety Participants’ Post-2004 Account in this Plan.
(iii)    Surety Participants shall be considered Active Participants, and eligible to enter into a Deferral Agreement for 2012 and subsequent years, if and only if they otherwise satisfy the requirements of Section 2.1.
(iv)    Surety Participants who became employees of Continental Casualty Company shall be eligible to be credited with employer contributions pursuant to Section 2.3 if they are Active Participants in this Plan, or pursuant to the Excess Benefit Plan set forth in Appendix B if they are not Active Participants.
(d)    All Accounts transferred from the Surety Plans shall be credited with earnings in accordance with Section 2.4 beginning on January 3, 2012, and Surety Participants shall have no right to elect investment funds after such date.
(e)    The entire Post-2004 Account of a Surety Participant, including any amount transferred from the 2005 Surety Plan and all subsequent contributions, shall be distributed in a single lump sum as soon as reasonably practical after the date that is six months after the Surety Participant incurs a separation from service as defined in Code §409A, in accordance with Article VI of the 2005 Surety Plan.
(f)    The Pre-2005 Account of a Surety Plan that was transferred from the 2000 Surety Plan shall be distributed in accordance with the Surety Participant’s election made under the terms of the 2000 Plan, in accordance with Article VI of the 2000 Surety Plan.
(g)    The right of a Surety Participant to withdraw a portion of his Account by reason of unforeseeable financial emergency pursuant to Section 5.6 of the 2000 Surety Plan or 6.5 of the 2005 Surety Plan shall be governed exclusively by Section 3.3 of the Plan. A Surety Participant whose balance in the 2000 Surety Plan is transferred to a Pre-2005 Account in this Plan shall retain the right to an early distribution pursuant to Section 5.5 of the 2000 Surety Plan, but only with respect to such Pre-2005 Account.
(h)    The Administrator may treat any Beneficiary of a Surety Participant designated pursuant to one of the Surety Plans as the Participant’s Beneficiary under this Plan, subject to each Participant’s right to designate a new Beneficiary in accordance with the Plan.
(i)    Surety Participants shall be fully vested in their Accounts, including both amounts transferred to the Plan from the Surety Plans, and all subsequent contributions, subject to the provisions of Sections 4.9 of the 2000 Surety Plan and 5.8 of the 2005 Surety Plan relating to forfeiture for misconduct.
(j)    Except as otherwise provided herein, Surety Participants shall be considered Participants, and the portion of their Accounts representing amounts transferred from the Surety Plans shall be treated in the same manner as other Accounts, for all purposes of the Plan. Any former employee of Western Surety who was not a Surety Participant, and becomes an employee of Continental Casualty Company on December 25, 2011 or thereafter, shall be treated in the same manner as any newly hired employee for purposes of the Plan, but shall be given credit for Vesting Service earned as an employee of Western Surety Company.

ARTICLE III
PAYMENTS OF BENEFITS

3.1    Source of Payment. All payment of benefits under the Plan shall be made directly from the general funds of the Participant’s Employer. Each Employer shall establish separate bookkeeping accounts to reflect its liability under the Plan and may, but shall not be obligated to, invest in insurance or annuity contracts or other assets to assure a source of funds for the payment of benefits, but any such bookkeeping account, insurance or annuity contracts, or other investment shall constitute assets solely of such Employer, and Participants shall have no right, title or interest therein prior to payment of their benefits hereunder. The right of any Participant or other person to receive benefit payments under the provisions of this Plan shall be no greater than the right of any unsecured general creditor of the Participant’s Employer. This Plan shall not create nor be construed to create a trust or fiduciary relationship in favor of any person whatsoever.
3.2    Establishment of Trust. The Company may, but shall in no event be required to, establish one or more trusts and contribute, or cause Employers to contribute, amounts to such trusts to be used for the payment of benefits under this Plan. Any such trust shall be of the type commonly referred to as a “rabbi trust”, and the Company or Employer shall be treated as the owner of the assets of such trust for tax purposes in accordance with §671-§678 of the Code. The assets of any such trust shall remain subject to the claims of creditors of the Company or the Employer contributing such assets, and no Participant or any other person shall have any beneficial interest in or other claim to the assets of any such trust beyond that of a general creditor as provided in Section 3.1. Any payments made to or on behalf of a Participant or Beneficiary from any such trust shall fully discharge the liability of the Company or Employer to such Participant or Beneficiary under the Plan to the extent of the amount so paid. The Administrator shall have the right to select, remove, and replace the trustee thereof at any time in its sole discretion, and shall enter into one or more agreements governing such trust containing such terms as it determines, and may modify, amend or revoke any such agreements, all in its sole discretion. Without limiting the generality of the foregoing, the Administrator is hereby authorized and directed to enter into an agreement with one or more trustees designated by it establishing such a trust to accept the transfer of assets from the trust established by an agreement dated August 1, 2000, between CNA Surety Corporation and First National Bank in Sioux Falls to fund the 2000 Surety Plan (as defined in Section 2.9), and from the trust established by an agreement dated March 28, 2005, between the same parties to fund the 2005 Surety Plan (as defined in Section 2.9), and to commingle such assets into a single trust fund to be used to pay any benefits accrued under the Plan, including but not limited to accounts transferred from the Surety Plans, and to pay expenses of such trust and the Plan.
3.3    Withdrawals for Financial Emergency. A Participant may withdraw part or all of the vested portion of his or her Account if the amount withdrawn is reasonably necessary to satisfy an unforeseeable financial emergency. Any such withdrawals shall be subject to such rules, procedures and limitations as the Administrator may, in its sole discretion, determine. For purposes of this Section 3.3, an unforeseeable financial emergency means a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the

Participant, one of his or her dependents (as defined in §152(a) of the Code), or the person designated as the Participant’s primary Beneficiary, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. A financial hardship that is foreseeable or within the Participant’s control, such as the need or desire to purchase a residence or to send a child to college, shall not be considered an unforeseeable financial emergency. The determination of whether a Participant’s need for funds constitutes an unforeseeable financial emergency shall be made in accordance with the requirements of §409A of the Code. The amount withdrawn may not exceed the amount necessary to satisfy the financial hardship (taking into account any tax payable on the withdrawal), determined after taking into account other sources of funds available to the Participant, including but not limited to reimbursement or compensation by insurance or otherwise, and the liquidation of other assets to the extent that such liquidation would not itself cause severe financial hardship. If a Participant has a financial hardship, the Participant’s Deferral Agreement, if any, shall be revoked for the Plan Year (and no subsequent Deferral Agreement may be made for the same Plan Year), and the additional income resulting from such revocation shall be taken into account in determining the amount of distribution reasonably necessary to relieve the financial hardship. A Participant shall not be required to take any hardship withdrawal or loan to which he or she is entitled under the S-CAP or any other tax qualified retirement plan as a condition of receiving a distribution pursuant to this Section 3.3, but if a Participant receives a hardship withdrawal from the S-CAP or any other tax-qualified §401(k) plan maintained by an Employer and the terms of such plan require a suspension of the Participant’s deferrals for six months following the date of the distribution, then the Participant’s Deferral Agreement shall be permanently revoked with respect to any compensation paid or payable to the Participant during such six month period. Upon completion of the six month suspension period, the Participant’s Deferral Agreement will be reinstated according to the election made during the most recent annual election period.
3.4    Withholding and Payroll Taxes. The Administrator shall withhold, or shall direct the person making any payment to withhold, from payments made hereunder any taxes required to be withheld from a Participant’s wages for the federal or any state or local government. To the extent that benefits hereunder are subject to tax under the Federal Insurance Contributions Act or any other law prior to the time that they become payable, the Administrator may either withhold, or direct the Participant’s Employer to withhold, the amount of such taxes from any other compensation or other amounts payable to the Participant, or may deduct the amount of such tax from the Participant’s Account in accordance with Section 3.7(c). The Administrator’s determination of the amount to be so withheld or deducted shall be final and binding on all parties.
3.5    Payment on Behalf of Disabled or Incompetent Persons. If a Plan benefit is payable to a minor or a person declared incompetent or to a person whom the Administrator, in its sole discretion, determines to be incapable of handling the disposition of property, the Administrator may direct payment of such Plan benefit to the guardian, legal representative or person having the care and custody of such minor or incompetent person, or to any other person, including any family member, whom the Administrator determines in its sole discretion to be best suited to receive and apply the payment for the benefit of such person. The Administrator may require proof of incompetency, minority, incapacity or guardianship as it may deem appropriate prior to distribution of the Plan benefit. Such distribution shall completely discharge the Company and the Participant’s Employer from all liability with respect to such benefit.
3.6    Missing Participants or Beneficiaries. If the Administrator is unable to locate any Participant, Beneficiary or other person entitled to benefits under this Plan, the Administrator may, in its sole discretion, either cause all or a portion of such payment to be forfeited and to reduce its obligations under this Plan, or may pay all or a portion of such benefit to members of the missing person’s family or such other person as it may determine in its sole discretion to be fair and equitable. Any payment made pursuant to this Section 3.6 shall fully discharge the obligation of the Company and all Employers under this Plan with respect to the amount so paid.
3.7    Other Permitted Distributions. Notwithstanding the foregoing provisions of this Article III, the Administrator in its sole discretion may provide for all or a portion of the balance in a Participant’s Account to be distributed to the Participant, provided that no Participant may be allowed to elect to receive such a distribution:
(a)    If the total balance in a Participant’s Account does not exceed the limit in effect under §402(g) of the Code, the Administrator may direct that the entire balance be distributed to the Participant in full satisfaction of his or her interest in the Plan, provided that the Participant’s entire balance in all other account balance deferred compensation plans maintained by any member of the Controlled Group is also distributed to the Participant (and is taken into account in determining whether the total balance exceeds the limit in effect under §402(g)).
(b)    If any portion of a Participant’s Account is determined to be includible in the Participant’s taxable income by reason of the operation of §409A of the Code, the amount includible in income shall be distributed to the Participant as soon as practical.
(c)    The Administrator may direct that the Participant’s portion of the FICA tax imposed on amounts deferred under the Plan pursuant to §3121 of the Code be charged to the Participant’s Account, provided that the total amount charged to the Account shall not exceed the FICA tax plus income tax withholding on the amount applied to payment of the FICA tax.
3.8    Recovery of Erroneous Distributions. If the Administrator determines that the amount paid to any Participant or Beneficiary exceeded the amount that should have been paid pursuant to the terms of the Plan, the Participant or Beneficiary shall repay the amount of the excess to the Plan upon demand, and the Administrator may, on behalf of the Plan, pursue offset the amount of such excess against any other amount owed by an Employer to the Participant or Beneficiary to the maximum extent permitted by law, or pursue any other remedy available at law or equity for the recovery of such excess. Each Participant or Beneficiary who receives an excess distribution shall hold such distribution in trust for the benefit of the Plan.

ARTICLE IV
ADMINISTRATION

4.1    Administrator. This Plan shall be administered by Continental Casualty Company, which shall be the “administrator” for purposes of Section 3(16)(A) of the Employee Retirement Income Security Act of 1974. The Company may designate one or more persons who may be officers or Employees of any Employer, to exercise any of its authority or carry out any of its duties under the Plan, but such person shall not be considered the “administrator” unless specifically so designated in a resolution of the Board. In the absence of any other designation, the senior officer of Continental Casualty Company responsible for human resources, or persons acting under his or her supervision, shall be so designated. In addition, Continental Casualty Company has established an Employee Benefits Committee to oversee the operation of various retirement plans, and the Employee Benefits Committee shall have the authority on behalf of the Administrator to adopt rules, regulations and procedures, to hear all appeals from denied claims under Section 4.4, and to consider all other issues related to the administration of the Plan referred to it by senior officer of Continental Casualty Company responsible for human resources and his or her delegates.
4.2    Administrator’s Powers. The Administrator shall have such powers as may be necessary to discharge its duties hereunder, including, but not by way of limitation, the following powers, rights and duties:
(a)    Interpretation of Plan. The Administrator shall have the power, right and duty to construe and interpret the Plan provisions and to determine all questions arising under the Plan including questions of Plan participation, eligibility for Plan benefits and the rights of Employees, Participants, Beneficiaries and other persons to benefits under the Plan and to determine the amount, manner and time of payment of any benefits hereunder.
(b)    Plan Procedures. The Administrator shall have the power, right and duty to adopt procedures, rules, regulations and forms to be followed by Employees, Participants, Beneficiaries and other persons or to be otherwise utilized in the efficient administration of the Plan and as are consistent with the Plan.
(c)    Benefit Determinations. The Administrator shall have the power, right and duty to make determinations as to the rights of Employees, Participants, Beneficiaries and other persons to benefits under the Plan and to afford any Participant or Beneficiary dissatisfied with such determination with rights pursuant to a claims procedure adopted by the Administrator in accordance with Section 4.4.
(d)    Enforcement of the Plan. The Administrator shall have the power, right and duty to enforce the Plan in accordance with the terms of the Plan and to enforce its procedures, rules or regulations.

(e)    Maintenance of Plan Records. The Administrator shall be responsible for preparing and maintaining records necessary to determine the rights and benefits of Employees, Participants and Beneficiaries or other persons under the Plan.
(f)    Allocation of Duties. The Administrator shall be empowered to allocate fiduciary responsibilities and the right to employ agents (who may also be Employees of the Company) and to delegate to them any of the administrative duties imposed upon the Administrator.
(g)    Correction of Errors. To correct any errors made in the computation of benefits under the Plan, and, if a trust has been established, to recover any contributions made to such trust by mistake of fact or law.
4.3    Binding Effect of Rulings. Any ruling, regulation, procedure or decision of the Administrator, including any interpretation of the Plan, which is made in good faith shall be conclusive and binding upon all persons affected by it. There shall be no appeal from any ruling by Administrator, except as provided in Section 4.4 below. When making a determination or a calculation, the Administrator shall be entitled to rely on information supplied by investment managers, insurance institutions, accountants and other professionals including legal counsel for the Administrator. Any rule or procedure established by the Administrator may alter any provision of this Plan that is ministerial or procedural in nature without the necessity for a formal amendment of the Plan.
4.4    Claims Procedure.
(a)    Any Participant or Beneficiary, or any other person asserting the right to receive a benefit under this Plan by virtue of his or her relationship to a Participant or Beneficiary (the “Claimant”), who believes that he or she has the right to a benefit that has not been paid, must file a written claim for such benefit in accordance with the procedures established by the Administrator. All such claims shall be filed not more than one year after the Claimant knows, or with the exercise of reasonable diligence would have known, of the basis for such claim. The preceding sentence shall not be construed to require a Participant or Beneficiary to file a formal claim for the payment of undisputed benefits in the normal course, but any claim that relates to the amount of any benefit shall in any event be filed not more than one year after payment of such benefit commences. The Administrator may retain third party administrators and recordkeepers for the purpose of processing routine matters relating to the payment of benefits, but correspondence between a Participant, Beneficiary or other person and such third parties shall not be considered claims for purposes of this Section, and a person shall not be considered a Claimant until he or she has filed a written claim for benefits with the Administrator.
(b)    All claims for benefits shall be processed by the Administrator, and the Administrator shall furnish the Claimant within 90 days after receipt of such claim a written notice that specifies the reason for the denial, refers to the pertinent provisions of the Plan on which the denial is based, describes any additional material or information necessary for properly completing the claim and explains why such material or information is necessary, and explains the claim review procedures of this Section 4.4, and the Claimant’s right to bring an action under

Section 502 of ERISA, subject to the restrictions of paragraph (e) if the request for review is unsuccessful. The 90 day period may be extended by up to an additional 90 days if the Administrator so notifies the Claimant prior to the end of the initial 90 day period, which notice shall include an explanation of the reason for the extension and an estimate of when the processing of the claim will be complete. If the Administrator determines that additional information is necessary to process the claim, the Claimant shall be given a period not less than 45 days to furnish the information, and the time for responding to the claim shall be tolled during the period of time beginning on the date on which the Claimant is notified of the need for the additional information and the day on which the information is furnished (or if earlier the end of the period for furnishing the information).
(c)    If the claim is denied in whole or in part, or if the decision on the claim is otherwise adverse, the Claimant may, within 60 days after receipt of such notice, request a review of the decision in writing. If the claimant requests a review, the Employee Benefits Committee (or such other fiduciary as the Administrator may appoint for such purpose) shall review such decision. The Employee Benefits Committee’s decision on review shall be in writing and furnished not more than five days after the meeting at which the review is completed, and shall include specific reasons for the decision, written in a manner calculated to be understood by the Claimant, shall include specific references to the pertinent provisions of the Plan on which the decision is based, and shall advise the Claimant of his or her right to bring an action under Section 502 of ERISA, subject to the limitations of paragraph (e).
(d)    The Employee Benefits Committee shall complete its review of the claim not later than its first meeting that is held at least 30 days after the request for review is received. If special circumstances require, the decision may be made by the Employee Benefits Committee not later than its third meeting held after the request for review is received, in which event the Claimant shall be notified of the reason for the delay not later than five days after the meeting at which the review would otherwise have been completed, which notice shall explain the reason for the delay and include an estimate of the time at which the review will be complete. Notwithstanding the foregoing, if at any time the Employee Benefits Committee (or any other fiduciary designated to review appeals) is not scheduled to meet at least quarterly, the decision on review shall be delivered to the Claimant not more than 60 days after the request for review is received, which may be extended to not more than 120 days if special circumstances require and the notice of extension described above is furnished by the end of the initial 60 day period.
(e)    No action at law or in equity shall be brought to recover benefits under this Plan until the claim and appeal rights herein provided have been exercised and the Plan benefits requested in such claim and appeal have been denied in whole or in part. After exhaustion of the Plan’s claim procedures, any further legal action taken against the Plan or its fiduciaries by a claimant must be filed in a court of law no later than 120 days after the final adverse benefit determination of the Employee Benefits Committee (or other final appeals fiduciary) is communicated to the claimant or his or her legal representative, notwithstanding any other statute of limitations. In the event a claimant wishes to bring a legal action against the Plan or one of its fiduciaries, such legal action must be filed in the United States District Court for the Northern District of Illinois (Eastern Division) and shall be governed by the procedural and substantive laws of the State of Illinois, to the extent such laws are not preempted by ERISA, notwithstanding any conflict of laws principles.
(f)    The provisions of this Section are intended to comply with ERISA Section 503 and the Department of Labor regulations issued pursuant thereto, and shall be so construed and applied. Consistent with such regulations, each Claimant shall have the right to have an authorized representative act on his or her behalf, to submit arguments and information in support of his or her claim, and to receive, upon written request and without charge, copies of all documents, records, or other information that either (i) were relied upon in determining his or her benefit under the Plan, (ii) were submitted, considered, or generated in the course of making the benefit determination, even if not relied upon, or (iii) demonstrate compliance with the administrative processes and safeguards of the claim and review procedure.
4.5    Indemnity. To the extent permitted by applicable law and to the extent that they are not indemnified or saved harmless under any liability insurance contracts, any present or former officers, Employees or directors of the Company, and each of them shall be indemnified and saved harmless by the Company from and against any and all liabilities or allegations of liability to which they may be subjected by reason of any act done or omitted to be done in good faith in the administration of the Plan, including all expenses reasonably incurred in their defense in the event that the Company fails to provide such defense after having been requested in writing to do so.

ARTICLE V
AMENDMENT AND TERMINATION OF PLAN

5.1    Amendment. The Company may amend the Plan at any time by action of the Board, or any person to whom the Board may delegate such authority, except that no amendment shall decrease the vested Account balance of any Participant as of the effective date of the amendment. The Board has delegated the authority to amend the Plan, with certain exceptions, to the Executive Vice President-Human Resources and Corporate Services of Continental Casualty Company, and any amendment executed by such officer shall be binding on all parties. In addition, the Administrator is authorized pursuant to Section 4.3 to adopt rules and procedures that have the effect of amendment technical, administrative or ministerial provisions of the Plan. By their execution of this amendment and restatement of the Plan, each Employer ratifies and accepts all prior amendments to the Plan, and agrees that in the future the Plan may be amended by action of the Company without consent of the other Employers.
5.2    Termination. The Company may at any time terminate the Plan by action of the Board. Upon termination, no further allocations shall be made to Accounts, but Accounts shall continue to be credited with earnings and shall be paid in accordance with the provisions of the Plan; provided, however, that upon termination, the Company may, but shall not be obligated to, amend the Plan to provide that the Accounts of some or all Participants shall be fully vested and paid to such Participants in a lump sum, which shall fully discharge all obligations owed to such Participants under the Plan; provided that such amendment shall apply to the Post-2004 Accounts only if all such Accounts are fully vested and distributed and the amendment otherwise complies with the requirements of §409A of the Code. Any Employer may at any time withdraw from the Plan by written notice to the Administrator, in which event the Plan shall be considered terminated with respect to the Participants employed by such Employer (or who were so employed at the time of their termination of employment), and the provisions of this Section 5.2 shall apply to such Participants only.

ARTICLE VI
MISCELLANEOUS

6.1    Status of Plan. This Plan is intended to be an unfunded plan maintained primarily to provide retirement benefits for a select group of management Employees or highly compensated Employees within the meaning of Section 201(1), Section 301(a)(3), and §401(a)(1) of ERISA and Department of Labor Regulations 29 C.F.R. Section 2520.104-23, and shall be so construed.
6.2    Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be nonassignable and nontransferable. No part of the amounts payable shall, prior to actual payment, be subject to garnishment, seizure or sequestration for the payment of any debts owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency. Nothing contained herein shall be construed as a waiver of the Company’s or any Employer’s right of setoff.
6.3    No Contract of Employment. The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between the Company or any Employer and the Participant, and neither the Participant nor the Participant’s Beneficiary shall have any rights against the Company or any Employer except as may otherwise be specifically provided herein. Moreover, nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of the Company or any Employer or to interfere with the right of the Company and each Employer to discipline or discharge him at any time.
6.4    Participant Litigation. In any action or proceeding regarding the Plan, Participants, Employees or former Employees of the Company or an Employer, their Beneficiaries or any other persons having or claiming to have an interest in this Plan shall not be necessary parties and shall not be entitled to any notice or process. Any final judgment which is not appealed or appealable and may be entered in any such action or proceeding shall be binding and conclusive on the parties hereto and all persons having or claiming to have any interest in this Plan. To the extent permitted by law, if a legal action is begun against the Company, an Employer, the Administrator, the trustee of any trust established hereunder, or any person acting on the behalf or under the direction of any of the foregoing persons, by or on behalf of any person and such action results adversely to such person or if a legal action arises because of conflicting claims to a Participant’s or other person’s benefits, the costs to any such person of defending the action will be charged to the amounts, if any, which were involved in the action or were payable to the Participant or other person concerned. To the extent permitted by applicable law, acceptance of participation in this Plan shall constitute a release of the Company, each Employer, the Administrator and such trustee and their respective agents from any and all liability and obligation not involving willful misconduct or gross neglect.
6.5    Participant and Beneficiary Duties. Persons entitled to benefits under the Plan shall file with the Administrator from time to time such person’s post office address and each change of post office address. Each such person entitled to benefits under the Plan also shall furnish the Administrator with all appropriate documents, evidence, data or information which the committee considers necessary or desirable in administering the Plan.
6.6    Governing Law. The provisions of this Plan shall be construed and interpreted according to the laws of the State of Illinois to the extent not pre-empted by the laws of the United States. The Plan is intended to comply with all requirements of §409A, and to the maximum extent permitted by law shall be construed in a manner that is consistent with such intent, provided that in no event shall the Company, any Employer, the Administrator, or any of their respective employees, agents or representatives have any liability to any person for any additional tax imposed upon such person pursuant to §409A of the Code or any comparable federal, state or local income tax law.
6.7    Validity. In case any provision of this Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.
6.8    Notices. Any notice or filing required or permitted to be given to the Administrator or the Company under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail to the Company at its principal executive offices, or to Company’s statutory agent. Notices shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Any notice required or permitted to be given to a Participant shall be sufficient if in writing and hand delivered or sent by first class mail to the Participant at the last address listed on the records of the Company or such Participant’s Employer.
6.9    Successors. The provisions of this Plan shall bind and inure to the benefit of each Employer and its respective successors and assigns. The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of an Employer, and successors of any such corporation or other business entity.
[SIGNATURE ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Company has caused this amendment and restatement of the Plan to be executed on June 9, 2014.
CNA FINANCIAL CORPORATION

By: /s/ Thomas Pontarelli         Thomas Pontarelli, Executive Vice President & Chief Administration Officer, Continental Casualty Company

APPENDIX A
FULL VESTING OF PARTICIPANTS AFFECTED BY CERTAIN EVENTS

A.1    Sales of Business Units
In accordance with Section 2.5, Participants whose employment is terminated in connection with the following sales or other dispositions of business units shall be fully vested in their Account balance regardless of their years of service. Except as otherwise provided below, the Participants who qualify for full vesting with respect to any transaction shall be those, and only those, who qualify as an “Affected Member” with respect to such transaction in accordance with Appendix F of the S-CAP.

Transaction	Closing Date	Exceptions/Special Rules
Sale of Life Reinsurance Business Unit to MARC	12/31/00	None
Sale of CNA Credit Collection Agency, Inc., to Coface	12/31/02	None
Sale of unbundled risk management business of RSKCo Services, Inc to Cunningham Lindsey US	6/2/03	None
Sale of Smith System to McFadden Brothers	4/29/03	None
Sale of CNA Group Operations to Hartford Financial Services Group	12/31/03	None
Sale of individual life insurance business to Swiss Re Life & Health America	App. 3/31/04	None

APPENDIX B
EXCESS BENEFIT PLAN

B1.    Purpose and Interpretation. The purpose of this Appendix B is to establish a separable portion of the Plan, referred to herein as the “Excess Benefit Plan”, solely for the purpose of providing benefits for Employees whose benefits under the S-CAP are restricted by Code §415. Except as otherwise specifically provided in this Appendix B, all provisions of the Plan shall apply to Participants in the Excess Benefit Plan to the same extent and in the same manner such provisions apply to Participants in the Plan. All capitalized terms used in this Appendix B shall have the same meaning as such terms as defined in the Plan. It is the Company’s intent that the benefits accrued for Participants solely under this Appendix B shall constitute a separable part of the Plan that constitutes an “excess benefit plan” as defined in §3(36) of ERISA.
B2.    Eligibility. The Employees who are eligible to participate in the Excess Benefit Plan shall be those Employees whose benefits under the S-CAP are restricted solely by Code §415, and who are not, and never have been, eligible to participate in the Plan pursuant to Section 2.1 thereof. An Employee shall become a Participant in the Excess Benefit Plan on the first payroll date on which an amount that would otherwise have been credited to his account in the S-CAP cannot be credited solely by reason of Code §415, and shall remain a Participant in the Excess Benefit Plan until either his Account is fully distributed, or he transfers to the Plan pursuant to Section B4 below.
B3.    Benefits Credited to Account. The amount credited to the Account of a Participant in the Excess Benefit Plan in each Plan Year shall be equal to the amount that would have been credited to his Account in the Plan pursuant to Section 2.3 (other than the first sentence of Section 2.3(a)) for such Plan Year if he were eligible to participate in the Plan for such Plan Year, but taking into account only the Tax Limit imposed by Code §415. A Participant’s Account in the Excess Benefit Plan shall be treated as an Account in the Plan for all purposes of the Plan.
B4.    Payment Election. When an Employee first becomes eligible to participate in the Excess Benefit Plan, but not more than 30 days after such date, the Administrator may permit the Employee to make an election as to the form of payment of his benefit in accordance with Section 2.6(b) (provided that the Employee is not described in the provision to Section 2.6(b)(ii)), which election shall thereafter be treated as an election made under Section 2.6(b).
B5.    Transfer to Plan. If an Employee who has been a Participant in the Excess Benefit Plan in any Plan Year subsequently becomes eligible to participate in the Plan pursuant to Section 2.1, his Account under the Excess Benefit Plan shall be transferred to the Plan, and he shall thereafter be considered a Participant in the Plan and shall be ineligible to again participate in the Excess Benefit Plan for so long as he remains an Employee, even if he subsequently becomes ineligible to participate in the Plan.